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Exhibit 99.2

VEECO LOGO	FEI COMPANY LOGO

        Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax 516-677-0380

        FEI Company, 7451 NW Evergreen Parkway, Hillsboro, Oregon, 97124 Tel: 503-640-7500 Fax: 503-640-7509

FOR IMMEDIATE RELEASE

Veeco Financial Contact: Debra Wasser, VP of IR & Corp. Communications, 516-677-0200, x1472	FEI Company Financial Contact: Cecilia Wilkinson, PondelWilkinson MS&L 323-866-6089
Veeco Trade Contact: Fran Brennen, Director of Marketing Communications, 516-677-0200 x1222	FEI Company Trade Contact: Dan Zenka, Corporate Communications Manager, 503-640-7500

VEECO INSTRUMENTS AND FEI COMPANY
ANNOUNCE MUTUAL TERMINATION OF MERGER AGREEMENT

        Woodbury, NY and Hillsboro, OR—January 9, 2003—Veeco Instruments Inc. (Nasdaq: VECO) and FEI Company (Nasdaq: FEIC) jointly announced today that they have mutually terminated the merger agreement that they entered into on July 11, 2002.

        Veeco and FEI have determined not to proceed with the merger due to the difficult overall market and economic conditions, and the uncertain timing of an industry recovery. Neither party will pay the other any termination fees or expenses.

        "Veeco will continue to be a leading supplier of Metrology and Process Equipment serving long-term growth opportunities in our core markets—semiconductor, data storage, wireless and scientific research," commented Ed Braun, Chairman, CEO and President of Veeco Instruments Inc. "We will focus on maximizing our 2003 performance." Veeco expects to meet or exceed the guidance for its fourth quarter provided on October 28, 2002.

        FEI expects to meet or exceed the guidance for its fourth quarter provided in its October 28, 2002 earnings press release. "FEI will continue to build on its strong leadership in 3D metrology for structural process management and nanofabrication," said FEI Chairman and CEO, Vahé Sarkissian. "Creating value-added solutions for our customers in key nanotechnology markets has provided FEI growth in upturns and buoyancy in downturns. We remain focused on continuing to build our business in 2003 and beyond," added Sarkissian.

        Veeco Instruments Inc. is a worldwide leader in metrology tools and process equipment for the semiconductor, data storage, telecommunications/wireless, and scientific research markets. Veeco's manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com.

        FEI is the 3D innovator and leading supplier of Structural Process Management™ solutions to semiconductor, data storage, structural biology and industrial companies. FEI's industry leading Dual-Beam™ and single column focused ion and electron beam products allow advanced three-dimensional metrology, device editing, trimming, and structural analysis for management of sub-micron structures. Headquartered in Hillsboro, Oregon, FEI has additional development and manufacturing operations located in Peabody, Massachusetts; Sunnyvale, California; Eindhoven, The Netherlands; and Brno, Czech Republic. Additional information on FEI can be found at http://www.feicompany.com.

        This news release contains forward-looking statements that include statements regarding the companies' respective focus, commitments and goals in the future, their continued success in their markets and success in upturns and downturns, and their expected financial and operating results for the fourth quarter of 2002.

Factors that could materially affect these forward-looking statements include, but are not limited to, the cyclical nature of the telecommunications/wireless, data storage, semiconductor and research markets and downturns or shifts in these markets; lower than expected customer orders and cancelled customer orders; increased competition and new product offerings from competitors; failure of products to find acceptance with customers; fluctuations in interest and exchange rates (including changes in relevant foreign currency exchange rates between time of sale and time of payment); changes in trade policies and tariff regulations; general economic conditions; and unexpected expenses or year-end accounting adjustments or entries. Please also refer to each of Veeco's and FEI's respective Form 10-K, Forms 10-Q and other filings made by Veeco and FEI with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements.

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  Exhibit 99.2
VEECO INSTRUMENTS AND FEI COMPANY ANNOUNCE MUTUAL TERMINATION OF MERGER AGREEMENT